                                                                     Exhibit 2.4


                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

$43,475,000.00                                                 February 28, 2002

1.   Promise To Pay.
     --------------

     FOR VALUE RECEIVED, QIAGEN North American Holdings, Inc., a California corporation having an address at 28159 Stanford Avenue, Valencia, California 91355 ("Borrower") promises to pay to the order of QIAGEN GmbH, a German limited liability company having an address at Max-Volmer-Strasse 4, D-40724 Hilden, Germany ("Lender"), the principal sum of Forty Three Million Four Hundred Seventy Five Thousand and No/100 Dollars ($43,475,000.00)

     This Amended and Restated Note is made by Borrower in full substitution of a note made by Borrower in favor of Lender in the original principal amount of Fifty Million Euros (EUR 50.000.000), dated as of November 5, 2001 (the "Original Note"). This Amended and Restated Note constitutes a modification of the amount and currency of the existing indebtedness evidenced by the Original Note, but renews and does not cancel such existing indebtedness.

2.   Payment; Default.
     ----------------

     Reference is hereby made to that Kreditvertrag dated as May 28, 2001, among Lender, as borrower, Deutsche Bank AG, as consortium lender and others, as amended from time to time (hereafter referred to as the "Deutsche Loan Agreement"). Interest shall accrue on the outstanding principal balance of this Note at an interest rate per annum equal to the sum of: (x) the interest rate under the Deutsche Loan Agreement and (y) one-half of one percent (0.5%).

     Interest and principal shall be due and payable under this Amended and Restated Note on the same dates that interest and principal is due and payable under the Deutsche Loan Agreement. On May 27, 2003, all outstanding principal and unpaid interest shall be due and payable. The Borrower may voluntarily prepay this Amended and Restated Note in whole or in part at any time and from time to time without penalty, together with interest accrued on the amount prepaid through the date of prepayment.

     If Borrower fails to make any payment hereunder within ten (10) days of the due date, the Lender may declare the principal balance of this Amended and Restated Note to be immediately due and payable and the Lender may exercise any rights and remedies under this Amended and Restated Note, any other documents or applicable law as Lender may elect.

3.   Certain Waivers, Consents and Agreements.
     ----------------------------------------

     Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Amended and Restated Note or the indebtedness evidenced hereby shall be found to be unenforceable in full or to any extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby;
(e) agrees to pay all costs and expenses incurred by Lender or any other holder of this Amended and Restated Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Amended and Restated Note and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Amended and Restated Note.

4.   Delay Not A Bar.
     ---------------

     No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby, or any other agreement now or hereafter executed in connection herewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

5.   Partial Invalidity.
     ------------------

     The invalidity or unenforceability of any provision hereof, or of any other instrument, agreement or document now or hereafter executed in connection herewith shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

6.   Compliance With Usury Laws.
     --------------------------

     All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Amended and Restated Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Amended and Restated Note to contract in strict compliance with the laws of the of the State of Maryland from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

7.   Taxes.
     -----

     All payments made by Borrower hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency, or other official, excluding (i) taxes measured by or imposed upon the overall net income or receipts of Lender, and all franchise taxes, branch taxes, taxes on doing business, or taxes on the overall capital or net worth of Lender, in each case imposed in lieu of or in addition to net income taxes, or (ii) any taxes arising after the date hereof solely as a result of or attributable to Lender changing any applicable lending office after the date that such Lender becomes a party hereto, imposed (A) by the jurisdiction under the laws of which a Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located, or any political subdivision thereof; or (B) by reason of any connection between the jurisdiction imposing such tax and the Lender, applicable lending office, branch or affiliate other than a connection arising solely from a Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Amended and Restated Note. If any such non excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non Excluded Taxes") are required to be withheld from any amounts payable to Lender hereunder, (1) the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Amended and Restated Note, provided however, that Borrower shall be entitled to deduct and withhold any Non Excluded taxes and shall not be required to increase any such amounts payable to Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to, on or before the date of any payment by Borrower, deliver to Borrower the appropriate forms certifying that it is entitled to receive payments under this Amended and Restated Note without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United States backup withholding tax, whenever any Non Excluded Taxes are payable by Borrower, and (2) as promptly as reasonably practicable thereafter Borrower shall send to the Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non Excluded Taxes when due to the appropriate taxing authority, or fails to remit required receipts or other required documentary evidence, Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Borrower as a result of such failure.

8.   Security.
     --------

     The Borrower's obligations under this Amended and Restated Note are guaranteed to the Lender by Qiagen Sciences, Inc., a Maryland corporation, under a Guaranty Agreement dated even herewith.

9.   Notices.
     -------

     Any notices given with respect to this Amended and Restated Note shall be in writing and shall be sent by hand delivery, reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with a copy simultaneously sent by one of the previously listed methods), addressed to Borrower at the address set forth above (or to such other address or addresses as may from time to time hereafter be designated by Borrower, by like notice.

10.  Governing Law and Consent to Jurisdiction.
     -----------------------------------------

     10.1. Substantial Relationship. It is understood and agreed that this Amended and Restated Note was negotiated, executed and delivered in the State of Maryland, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby.

     10.2. Place of Delivery. Borrower agrees to furnish to Lender at Lender's office at Max-Volmer-Strasse 4, D-40724 Hilden, Germany all further instruments, certifications and documents to be furnished hereunder.

     10.3. Governing Law. This Amended and Restated Note shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of Maryland without regard to principles of conflicts of law.

11.  Waiver of Jury Trial.
     --------------------

     BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDED AND RESTATED NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS IN CONNECTION WITH THIS NOTE. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AMENDED AND RESTATED NOTE AND MAKE THE LOAN CONTEMPLATED HEREBY.

12.  No Oral Change.
     --------------

     This Amended and Restated Note may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Amended and Restated Note.

13.  Rights of the Holder.
     --------------------

     This Amended and Restated Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof. Wherever the context permits each reference to the term "holder" herein shall mean and refer to Lender or the then subsequent holder of this Amended and Restated Note.

     IN WITNESS WHEREOF, Borrower has caused this Amended and Restated Note to be duly executed as of the date set forth above.

                                    BORROWER:

                                    QIAGEN NORTH AMERICAN HOLDINGS, INC.



                                    By:    /s/ Metin Colpan
                                           ---------------------------
                                    Name:  Metin Colpan
                                    Title: President (Chief Executive Officer)



                                    By:    /s/ Peer M. Schatz
                                    ---    ---------------------------
                                    Name:  Peer M. Schatz
                                    Title: Chief Financial Officer and Secretary



                              ACCEPTANCE BY LENDER:

     The foregoing Amended and Restated Note is hereby accepted by Lender in full substitution for the Original Note (as defined herein). The Original Note (but not the indebtedness evidenced by the Original Note) is hereby canceled.

Executed as of February 28, 2002

QIAGEN GmbH


By: /s/ Peer Schatz
   -------------------------
   Peer Schatz
   Chief Financial Officer